Exhibit 99.1

903 Calle Amanecer, Suite 100 San Clemente, CA 92673 (949) 369-4000

For Additional Information:

Bryan Giglia

Director of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

SUNSTONE HOTEL INVESTORS, INC. ANNOUNCES PROMOTION OF

Jon D. Kline to President

EXPANDS SENIOR MANAGEMENT TEAM WITH PROMOTION OF

Kenneth E. Cruse to SVP - Finance and

Marc A. Hoffman to SVP - Asset Management

SAN CLEMENTE, Calif., September 5, 2006 / PRNewswire-FirstCall via COMTEX News Network/ -- Sunstone Hotel Investors, Inc. (NYSE: SHO) has made several management promotions, effective immediately. The promotions are being made in recognition of the success and growth of the Company and are a natural step in the Company’s evolution.

Jon D. Kline has been promoted to President. Mr. Kline has been Executive Vice President & Chief Financial Officer for the Company and its predecessors since April 2003.

Robert A. Alter, Chief Executive Officer, stated “It is with great personal pride that we announce Jon as the President of Sunstone. Jon is a dynamic executive and has added tremendous value to the Company over the past three years. The Board recognized and supported Jon taking a larger leadership role at Sunstone.”

Mr. Alter was also President of the Company prior to Mr. Kline’s promotion.

Mr. Kline will be taking on the additional responsibility of leading the Company’s growth initiatives, including maximizing the long-term cash flow from, and real estate value of, Sunstone’s growing portfolio of high-quality hotels. Mr. Kline will remain Chief Financial Officer through the end of the year, and will continue to oversee accounting, finance, tax and investor relations.

Prior to joining Sunstone in April 2003, Mr. Kline spent five years with Merrill Lynch & Co.’s Investment Banking Division, during which time he directed the firm’s Hospitality and Leisure practice. Before that time, he was a member of the Real Estate and Lodging Finance Group of Smith Barney’s Investment Banking Division as well as an attorney with Sullivan & Cromwell LLP.

Kenneth A. Cruse has been promoted to Senior Vice President - Finance and will become the Company’s Chief Financial Officer, effective January 2007. Mr. Cruse joined Sunstone in May 2005 and has led Sunstone’s asset management of brand-managed hotels. Prior to joining Sunstone, Mr. Cruse spent eight years in a variety of roles at Host Marriott Corporation, most recently as Vice President, Corporate Finance.

Marc A. Hoffman has been promoted to Senior Vice President - Asset Management. Mr. Hoffman will take responsibility for leading the asset management of Sunstone’s hotels. Prior to joining Sunstone in June 2006, Mr. Hoffman spent 27 years with Marriott Hotels & Resorts and the Ritz-Carlton Company, most recently as Vice President and Managing Director of Grande Lakes Orlando, a luxury, dual-hotel property comprised of the 1,000 room JW Marriott and the 584 room Ritz-Carlton Resort. Prior to heading up Grande Lakes, Orlando, Mr. Hoffman served as general manager of a number of Ritz-Carlton and Marriott hotels.

Mr. Kline, President and CFO, stated, “Ken has extensive finance experience and will hit the ground running in this new role. I have known Ken for ten years and seen first-hand the tremendous financial acumen that he possesses. Marc has already contributed to Sunstone’s future by employing his deep knowledge of the hotel business, including how to work symbiotically with the brands as manager. This new organizational structure will enable these talented individuals to best leverage their backgrounds to Sunstone’s benefit.”

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a Southern California-based lodging real estate investment trust (REIT). The Company owns 63 hotels with an aggregate of 18,495 rooms primarily in the upper-upscale segment under franchises from nationally recognized brands such as Marriott, Hyatt, Hilton, Starwood and Fairmont.